TORO LOGO	The Toro Company

8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 #952/888-8801 #FAX 952/887-8258

Investor Relations		Media Relations	Web Site
Stephen P. Wolfe Vice President, CFO (952) 887-8076	Stephen D. Keating Director, Investor Relations (952) 887-8526	Connie Hawkinson Toro Media Relations (952) 887-8984, pr@toro.com	www.thetorocompany.com

TORO THIRD QUARTER NET EARNINGS PER SHARE UP 23% TO $1.03

Company Raises Fiscal 2003 Guidance;
Profit Improvement Initiatives Continue to Benefit Performance

LIVE CONFERENCE CALL
August 26, 10 a.m. CDT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (August 26, 2003) — The Toro Company (NYSE: TTC) today reported net earnings of $27.0 million, or $1.03 per diluted share, on net sales of $394.5 million for its fiscal 2003 third quarter ended August 1, 2003. Results for the quarter included an after-tax restructuring charge of $1.0 million, or $0.04 per diluted share, related to the closing of the company’s two-cycle engine plant in Oxford, Miss. Adjusted to exclude this charge, net earnings for the fiscal 2003 third quarter would have been $28.1 million, or $1.07 per diluted share. In the fiscal 2002 third quarter the company reported net earnings of $21.9 million, or $0.84 per diluted share, on net sales of $375.6 million.

     Kendrick B. Melrose, The Toro Company Chairman and Chief Executive Officer, said the company’s financial performance continues to benefit from the profit improvement initiatives implemented under the company’s “5 by Five” program. “We began our ‘5 by Five’ campaign in fiscal 2000 with the goal of significantly improving our after tax profitability by fiscal 2003,” said Melrose. “Our strong third quarter results, building on a solid first half performance, are keeping us on track to meet that goal. In addition, successful new products launched during the season drove revenue growth in both professional and residential segments, despite a lagging economy and above-average rainfall in many of our Eastern markets.”

     For the nine months ended August 1, 2003, Toro reported net earnings of $76.0 million, or $2.92 per diluted share, on net sales of $1,186.3 million. This compared to a reported net income of $30.3 million or $1.17 per diluted share, on net sales of $1,123.9 million for the same nine-month period in fiscal 2002. The company’s results for fiscal 2003’s first nine months

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2—Toro Reports Third Quarter Results

include an after-tax restructuring charge of $0.03 per diluted share and a gain of $0.08 per diluted share resulting from a legal settlement. Adjusted to exclude these items, the company’s net earnings for the first nine months of fiscal 2003 would have been $74.8 million, or $2.87 per diluted share. Adjustments to fiscal 2002’s nine-month results include: a non-cash charge of $24.6 million, or $0.95 per diluted share, reflecting the cumulative effect of a change in accounting principle related to the adoption of SFAS no. 142; restructuring and other expenses related to plant closings and asset impairment totaling $6.7 million, or $0.26 per diluted share, and a one-time federal tax refund of $1.8 million or $0.07 per diluted share from prior fiscal years, related to the company’s foreign sales corporation. Excluding these items, the company’s net earnings for the first nine months of fiscal 2002 would have totaled $2.31 per diluted share. Compared with the first nine months of fiscal 2002, the adjusted diluted earnings per share for the same period of fiscal 2003 increased 24.2%.

     Earnings per share for all periods reported have been adjusted to reflect the effects of a two-for-one split of the company’s Common Stock effective April 1, 2003. The table below reconciles the company’s third quarter and year-to-date results under Generally Accepted Accounting Principles with the results that exclude the aforementioned unusual items.

	Qtr. Ended	Qtr. Ended*
3rd Quarter	8/1/03	8/2/02%

Reported diluted earnings per share	$1.03	$0.84	22.6%
Add:
Restructuring charge and other expense	0.04	—

Adjusted diluted earnings per share	$1.07	$0.84	27.4%

	YTD	YTD
Nine Months Ended	8/1/03	8/2/02*	%

Reported diluted earnings per share	$2.92	$1.17	149.6%
Add (subtract) :
Cumulative effect of change in accounting principle	—	0.95
Restructuring and other expense	0.03	0.26
One-time tax refund	—	(0.07)
Legal settlement	(0.08)	—

Adjusted diluted earnings per share	$2.87	$2.31	24.2%

*Figures have been adjusted for the 2 for 1 split of the company’s common stock effective April 1, 2003.

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3—Toro Reports Third Quarter Results

SEGMENT RESULTS

     Segment data is provided in the table following the “Condensed Consolidated Statements of Earnings.”

PROFESSIONAL

     Compared with the fiscal 2002 third quarter, fiscal 2003 third quarter professional segment sales increased 3.7% to $244.1 million. Professional segment sales benefited from initial stocking orders and strong acceptance of new Exmark and Toro brand landscape contractor equipment. Other key contributors to third quarter professional segment sales growth were new golf greens mowing equipment, service parts, Toro branded residential/commercial irrigation products and favorable effects of currency. Segment earnings before restructuring charges and other expense totaled $42.2 million for the quarter, up 21.2% from $34.8 million in the fiscal 2002 third quarter.

RESIDENTIAL

     Residential segment sales for the fiscal 2003 third quarter totaled $129.0 million, up 7.6% from the fiscal 2002 third quarter. The increase resulted primarily from growth in walk power mower shipments, particularly to the mass-market channel. Third quarter sales also benefited from shipments of new riding mowers and new two-stage snow products as well as favorable effects of currency. Offsetting these increases in sales were declines in home solutions and retail irrigation shipments. Segment earnings for fiscal 2003 third quarter were $13.2 million compared to $12.2 million in the comparable fiscal 2002 period. Segment earnings before restructuring and other expense for the fiscal 2003 third quarter totaled $14.9 million, up 22.3% from $12.2 million in the comparable fiscal 2002 period. “The strong growth in the residential segment profit reflects our continuing efforts to improve the profitability of this business,” said Melrose.

DISTRIBUTOR

     Distribution segment sales for the fiscal 2003 third quarter totaled $43.0 million, compared with $50.5 million in the 2002 third quarter. The decline resulted primarily from the company’s sale of a distributor effective December 31, 2002.

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4—Toro Reports Third Quarter Results

REVIEW OF OPERATIONS

     Gross margin for the fiscal 2003 third quarter was 37.2%, up from 34.3% in the third quarter of fiscal 2002. The margin improvement reflects further benefits from the company’s “5 by Five” initiatives and resulted primarily from ongoing cost reduction efforts, the relocation of certain production to lower cost facilities, favorable currency exchange rates and a favorable mix of products sold during the quarter. Gross margin also benefited from positive manufacturing variances resulting from the closure of facilities in Riverside, Calif. and Evansville, Ind.

     Selling, general and administrative expenses for the fiscal 2003 third quarter were 25.6% of net sales compared with 24.6% of net sales in the fiscal 2002 third quarter. The increase resulted primarily from more investment in marketing, information technology, and engineering. “We will continue to redirect our spending to these areas that strengthen and grow our company long term, as we drive down other elements of our selling, general and administrative expenses,” said Melrose.

     Interest expense for the quarter was down 10.8% compared with the fiscal 2002 third quarter. The decrease resulted from continued lower average borrowing levels.

     Net inventories at the end of the fiscal 2003 third quarter totaled $236.0 million, up 12.8% from an abnormally low level of $209.3 million at the end of the fiscal 2002 third quarter. This increase was due to lower than expected sales in the residential segment as well as the impact of foreign currency exchange rates on international inventories.

     Net receivables at the end of the fiscal 2003 third quarter totaled $373.2 million compared with $341.9 million at the end of the fiscal 2002 third quarter. The increase was a result of higher overall sales and a shift in sales to later in the fiscal 2003 third quarter as well as the impact of foreign currency exchange rates on international receivables.

BUSINESS OUTLOOK

     Based on its strong performance through the first nine months of fiscal 2003, Toro said it now expects to report net earnings per diluted share in the range of $3.08 to $3.10 for the full fiscal year. This includes the previously mentioned legal settlement as well as the year-to-date net restructuring and other expenses.

     “We began fiscal 2003 strong and we expect to end the year strong,” said Melrose. “Improvements in distribution efficiency, supply chain management and capacity utilization are evident in our results to date. We expect these productivity and efficiency gains to continue into fiscal 2004, augmented by further efforts to streamline our business processes.”

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5—Toro Reports Third Quarter Results

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

     The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Daylight Time (CDT) on August 26, 2003. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allot extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor

     Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; continued slowing of growth in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals of the “5 by Five” profit improvement program, which is intended to improve our after-tax return on sales; the company’s ability to achieve sales growth and low double-digit diluted earnings per share growth in fiscal 2003; unforeseen product quality problems in the development and production of new and existing products; potential issues with opening new production facilities and moving production between facilities; continued slow growth in the rate of new golf course construction or existing golf course renovations; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; elimination of shelf space for our products at retailers; changes in raw material costs, including higher oil prices; financial viability of distributors and dealers; market acceptance of existing and new products; and increased and adverse changes in currency exchange rates or raw material commodity prices and the costs we incur in providing price support to international customers and suppliers. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Nine Months Ended

	August 1,	August 2,	August 1,	August 2,
	2003	2002	2003	2002

Net sales	$394,524	$375,632	$1,186,326	$1,123,861
Gross profit	146,950	128,939	428,163	386,299
Gross profit percent	37.2%	34.3%	36.1%	34.4%
Selling, general, and administrative expense	101,118	92,412	307,618	285,689
Restructuring and other expense	1,655	—	1,476	9,953

Earnings from operations	44,177	36,527	119,069	90,657
Interest expense	(4,152)	(4,656)	(12,564)	(15,224)
Other income, net	339	848	6,921	3,916

Earnings before income taxes and cumulative effect of change in accounting principle	40,364	32,719	113,426	79,349
Provision for income taxes	13,320	10,797	37,430	24,410

Net earnings before cumulative effect of change in accounting principle	27,044	21,922	75,996	54,939
Cumulative effect of change in accounting principle, net of income tax benefit of $509	—	—	—	(24,614)

Net earnings	$27,044	$21,922	$75,996	$30,325

Basic net earnings per share, before cumulative effect of change in accounting principle	$1.08	$0.87	$3.04	$2.19
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	(0.98)

Basic net earnings per share	$1.08	$0.87	$3.04	$1.21

Diluted net earnings per share, before cumulative effect of change in accounting principle	$1.03	$0.84	$2.92	$2.12
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	—	(0.95)

Diluted net earnings per share	$1.03	$0.84	$2.92	$1.17

Weighted average number of shares of common stock outstanding — Basic	25,070	25,218	24,999	25,136
Weighted average number of shares of common stock outstanding — Dilutive	26,305	26,097	26,062	25,920

Shares and per share data have been adjusted for all periods presented to reflect a two-for-one stock split effective April 1, 2003.

THE TORO COMPANY AND SUBSIDIARIES
Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended

	August 1,	August 2,	August 1,	August 2,
Segment Net Sales	2003	2002	2003	2002

Professional	$244,111	$235,301	$751,671	$701,267
Residential	129,043	119,907	396,177	381,858
Distribution	43,039	50,452	96,987	118,825
Other	(21,669)	(30,028)	(58,509)	(78,089)

Total *	$394,524	$375,632	$1,186,326	$1,123,861

* Includes international sales of	$69,140	$60,024	$230,151	$209,398

Earnings (Loss) Before Income Taxes and Cumulative Effect of Change
in Accounting Principle by Segment (Unaudited)

	Three Months Ended		Nine Months Ended

	August 1,	August 2,	August 1,	August 2,
Segment Earnings (Loss)	2003	2002	2003	2002

Professional[1]	$42,235	$34,822	$133,415	$97,119
Residential[2]	13,205	12,161	46,215	39,938
Distribution	2,327	2,311	(423)	1,961
Other	(17,403)	(16,575)	(65,781)	(59,669)

Total	$40,364	$32,719	$113,426	$79,349

[1] Includes restructuring and other income of $14 thousand and $86 thousand for the three-month and nine-month periods in fiscal 2003, respectively. The nine-month period of fiscal 2002 includes $9,953 thousand of restructuring and other expense.

[2] Includes restructuring and other expense of $1,669 thousand and $1,561 thousand for the three-month and nine-month periods in fiscal 2003, respectively.

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	August 1,	August 2,
	2003	2002

ASSETS
Cash and cash equivalents	$15,725	$6
Receivables, net	373,173	341,891
Inventories, net	236,035	209,320
Prepaid expenses and other current assets	13,451	10,832
Deferred income taxes	42,299	36,477

Total current assets	680,683	598,526

Property, plant, and equipment, net	163,593	154,515
Deferred income taxes	4,196	9,721
Goodwill and other assets, net	94,232	93,908

Total assets	$942,704	$856,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$250	$15,824
Short-term debt	5,784	8,011
Accounts payable	67,415	67,099
Accrued liabilities	239,707	216,523

Total current liabilities	313,156	307,457

Long-term debt, less current portion	178,703	178,768
Other long-term liabilities	10,231	7,429
Stockholders’ equity	440,614	363,016

Total liabilities and stockholders’ equity	$942,704	$856,670

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Nine Months Ended

	August 1,	August 2,
	2003	2002

Cash flows from operating activities:
Net earnings	$75,996	$30,325
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Cumulative effect of change in accounting principle	—	24,614
Non-cash asset impairment write-off	901	4,163
Provision for depreciation and amortization	22,093	20,609
Gain on disposal of property, plant, and equipment	(31)	(718)
Increase in deferred income tax asset	(3,577)	(2,550)
Tax benefits related to employee stock option transactions	1,916	1,420
Changes in operating assets and liabilities:
Receivables, net	(116,838)	(70,214)
Inventories, net	(9,597)	25,341
Prepaid expenses and other current assets	(3,004)	257
Accounts payable and accrued liabilities	31,119	28,431

Net cash (used in) provided by operating activities	(1,022)	61,678

Cash flows from investing activities:
Purchases of property, plant, and equipment	(32,110)	(32,866)
Proceeds from disposal of property, plant, and equipment	1,969	2,055
Decrease in investment in affiliates	1,000	—
Increase in other assets	(1,433)	(2,847)
Proceeds from sale of business	1,016	—
Acquisition, net of cash acquired	(1,244)	—

Net cash used in investing activities	(30,802)	(33,658)

Cash flows from financing activities:
Increase (decrease) in short-term debt	4,628	(26,402)
Repayments of long-term debt	(15,825)	(486)
Increase in other long-term liabilities	1,887	280
Proceeds from exercise of stock options	6,639	11,827
Purchases of common stock	(9,629)	(22,558)
Dividends on common stock	(4,503)	(4,538)

Net cash used in financing activities	(16,803)	(41,877)

Foreign currency translation adjustment	1,536	987

Net decrease in cash and cash equivalents	(47,091)	(12,870)
Cash and cash equivalents as of the beginning of the period	62,816	12,876

Cash and cash equivalents as of the end of the period	$15,725	$6